EXHIBIT 5
                           February 17, 1995




The Board of Directors
United Technologies Corporation
United Technologies Building
One Financial Plaza
Hartford, CT  06101

        Re:  S-8 Registration Statement Long Term Incentive Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed filing with the Securities and Exchange Commission on or about February 17, 1995, of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, in connection with the offering of 6,000,000 shares of Common Stock, par value $5 per share (the Shares) to be issued under the Corporation's Long Term Incentive Plan (the Plan).

I have acted as Counsel to the Corporation in connection with certain matters relating to the Plan. I am familiar with the Corporate proceedings relating thereto and have examined such documents and considered such matters of law as I have deemed necessary in giving this opinion.

It is my opinion that all Shares to be offered and sold pursuant to the Plan that will be original issue Shares have been duly authorized, and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement.

                          Very truly yours,



                          Richard M. Kaplan
                          Associate General Counsel


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